As filed with the Securities and Exchange Commission on October 20, 2022

Registration No. 333-207758

Registration No. 333-238185

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207758

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238185

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERFLEX US HOLDINGS INC.

(F/K/A EXTERRAN CORPORATION)

(Exact name of registrant as specified in its charter)

Delaware	47-3282259
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Enerflex US Holdings Inc.

11000 Equity Drive

Houston, Texas 77041

(Address of principal executive offices)

Exterran Corporation 2015 Stock Incentive Plan

Exterran Corporation Directors’ Stock and Deferral Plan

Exterran Corporation 2020 Omnibus Incentive Plan

(Full title of the Plan)

David Izett

Secretary

Enerflex US Holdings Inc.

10815 Telge Road

Houston, Texas USA 77095

(281) 345-9300

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Brian P. Fenske

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5557

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Enerflex US Holdings Inc., a Delaware corporation formerly known as Exterran Corporation (the “Registrant”), to deregister all shares (the “Shares”) of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•

Registration Statement on Form S-8 (No. 333-207758), filed on November 3, 2015, pertaining to the registration of 4,000,000 Shares, issuable under the Exterran Corporation 2015 Stock Incentive Plan and 125,000 Shares, issuable under the Exterran Corporation Directors’ Stock and Deferral Plan.

•	Registration Statement on Form S-8 (No. 333-238185), filed on May 12, 2020, pertaining to the registration of 1,000,000 Shares, issuable under the Exterran Corporation 2020 Omnibus Incentive Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registrant pursuant to the above-referenced Registration Statements.

On January 24, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Enerflex Ltd., a corporation formed under the laws of Canada (“Enerflex” or “Parent”) and the prior Enerflex US Holdings Inc., a Delaware corporation and wholly owned subsidiary of Enerflex (“Merger Sub”). Pursuant to the Merger Agreement, on October 13, 2022, Merger Sub was merged with and into the Registrant with the Registrant being the surviving entity and becoming a direct, wholly owned subsidiary of Enerflex (the “Merger”), and the Registrant taking Merger Sub’s name. In the Merger, each share of the Common Stock, issued and outstanding immediately prior to the effective time of the Merger, other than certain excluded shares as described in the Merger Agreement, was automatically cancelled and converted into the right to receive 1.021 validly issued, fully paid and non-assessable common shares in the capital of Enerflex (such consideration, the “Merger Consideration”), plus the right, if any, to receive cash in lieu of fractional shares of the Merger Consideration into which such the shares of Common Stock would have been converted.

In connection with the effectiveness of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, on October 20, 2022.

ENERFLEX US HOLDINGS INC. (F/K/A EXTERRAN CORPORATION)

By:	/s/ David Izett
Name:	David Izett
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.